EXHIBIT 10.1

AGREEMENT AND FIFTH AMENDMENT TO

CREDIT AGREEMENT

This Agreement and Fifth Amendment to Credit Agreement (this “Amendment”) dated as of March 31,2005 among the financial institutions (collectively, the “Banks”) party to the Credit Agreement (as such term is hereinafter defined); INTEGRATED ELECTRICAL SERVICES, INC. (the “Borrower”), and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA, with its main office in Chicago, Illinois), as administrative agent (in such capacity, the “Administrative Agent”) for the Banks;

W I T N E S S E T H:

WHEREAS, the Borrower, the Banks and the Administrative Agent executed and delivered that certain Credit Agreement (as heretofore amended and supplemented, the “Credit Agreement”) dated as of February 27, 2004; and

WHEREAS, the Borrower, the Banks and the Administrative Agent now desire to amend the Credit Agreement to (a) shorten the stated maturity of the Notes; (b) provide for certain required prepayments; (c) change the interest rate applicable to the Notes and certain rates and fees payable under the Credit Agreement; (d) modify certain financial covenants, and (e) otherwise amend the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

Section 1. Section 1.1 of the Credit Agreement is hereby amended to add thereto the following definitions, which shall read in their entirety as follows:

“Litigation Proceeds Receipt” means the receipt by any Restricted Entity of any cash directly or indirectly on account of the Watkins Litigation.

“Watkins Litigation” means Davis Electrical Constructors, Inc. v. Watkins Engineers-Constructors, Inc. and Fireman’s Fund Insurance Company, Cause No. C02-0694MJJ in the United States District Court for the Northern District of California.

Section 2. The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended to read in their entirety as follows:

“Applicable Margin” means (a) 3% with respect to the Prime Rate Tranche; (b) 4% with respect to the Net Letter of Credit Exposure, and (c) 1% (or, after the Revolving Loan Maturity Date, 1.5%) with respect to the lesser of (1) the Letter of Credit Exposure or (2) the balance in the Letter of Credit Collateral Account (the intent of this clause (c) being to impose a charge of 1% (or, after the Revolving Loan Maturity Date, 1.5%) per annum with respect to cash-secured Letters of Credit).

“Net Cash Proceeds” means, with respect to (a) the Litigation Proceeds Receipt, the cash, including payments in respect of deferred payment obligations when received in the form of cash, received directly or indirectly on account of the Watkins Litigation, minus $3,306,000, and (b) any Asset Sale, the proceeds thereof received by any Restricted Entity in the form of cash, including payments in respect of deferred payment obligations when received in the form of cash (except to the extent that such obligations are financed or sold with recourse to any Restricted Entity) net of (1) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers’ fees) related to such Asset Sale; (2) provisions for all taxes payable as a result of such Asset Sale; (3) amounts required to be paid to any Person (other than a Restricted Entity) owning a beneficial interest in the assets subject to the Asset Sale; (4) payments made to permanently retire Debt where payment of such Debt is secured by the assets or properties the subject of such Asset Sale, and (5) appropriate amounts to be provided by a Restricted Entity as a reserve required in accordance with generally accepted accounting principles against any liabilities associated with such Asset Sale and retained by a Restricted Entity after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; but any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

“Prepayment Proceeds” means, with respect to the Litigation Proceeds Receipt, any Asset Sale or Eligible Junior Interest Sale, either (a) 75% of the Net Cash Proceeds realized from the resolution of Watkins Litigation, (b) 80% of all Net Cash Proceeds (including, if applicable, cash proceeds received over time as and when the same are received) from such Asset Sale or (c) 75% of all net cash proceeds (including, if applicable, cash proceeds received over time as and when the same are received) from such Eligible Junior Interest Sale, as the case may be, plus (b) the aggregate of all Revolving Loan Borrowings and Swing Loans made in the five Business Days before such event.

“Revolving Loan Maturity Date” means the earlier of (a) August 31, 2005 or (b) the date the Borrower terminates the Available Revolving Loan Commitments in accordance with Section 2.2(e).

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $1,000,000.

Section 3. Section 2.2(c)(ii) of the Credit Agreement is hereby amended to read in its entirety as follows:

(ii) Upon the Litigation Proceeds Receipt or any Asset Sale or Junior Interests Sale by any Restricted Entity, the Borrower shall use the Prepayment

Proceeds within one Business Day after receipt to make deposits into the Letter of Credit Collateral Account until the Net Letter of Credit Exposure is zero, then to prepay (A) first, the principal of the Prime Rate Tranche with respect to the Revolving Loan, (B) second, the principal of the Swing Line Loan, (C) third, unpaid accrued interest on the Prime Rate Tranche with respect to the Revolving Loan, and (D) fourth, unpaid accrued interest on the Swing Line Loan, with any balance to be retained by the Restricted Entities. If the aggregate outstanding principal amount of the Revolving Loan Borrowings plus the aggregate outstanding principal amount of Swing Line Loans plus the Letter of Credit Exposure ever exceeds the Revolving Loan Commitments, then a prepayment on the Revolving Loan Borrowings and Swing Line Loans in the amount of such excess shall be immediately due and payable and, upon the repayment of the Revolving Loan Borrowings and the Swing Line Loans in full (with application as described in the immediately preceding sentence), the Borrower shall immediately deposit the remainder in the Letter of Credit Collateral Account. None of the requirements of Section 2.2(c)(i) with respect to the prepayment of the Revolving Loan shall be applicable to mandatory prepayments under this Section 2.2(c)(ii).

Section 4. Section 2.2(c)(iii) of the Credit Agreement is hereby amended to read in its entirety as follows:

(iii) Notwithstanding anything in the Credit Documents to the contrary, at no time shall an amount (the “Exposure Amount”) equal to the sum of (A) the Revolving Loan plus (B) the Letter of Credit Exposure plus (C) the Swing Line Loan be greater than an amount (the “Limit Amount”) equal to the lesser of (x) the numerator of the ratio computed pursuant to Section 5.5(e), as reflected in the most recent information delivered to the Administrative Agent, or (y) the sum of $56,000,000 plus the Excess Cash Collateral; and if the Exposure Amount shall ever exceed the Limit Amount, then the Borrower shall immediately prepay the Revolving Loan and the Swing Line Loan in at least the amount of such excess (or, if the Revolving Loan and the Swing Line Loan have been paid in full, the Borrower shall provide cash collateral to be held in the Letter of Credit Collateral Account in an amount at least equal to such excess). No Bank shall be obligated to make a Revolving Loan Advance, the Issuing Bank shall not be obligated to issue a Letter of Credit and the Swing Line Lender shall not be obligated to make a Swing Line Borrowing, if as a result thereof the Exposure Amount would then exceed the Limit Amount. “Excess Cash Collateral” means, on any date, the excess, if positive, of the balance then on deposit in the Letter of Credit Collateral Account over (a) $5,600,000 if such date is in May 2005; (b) $6,500,000 if such date is in June 2005; (c) $8,600,000 if such date is in July 2005, and (d) $15,600,000 if such date is in August 2005.

Section 5. Effective as of May 20, 2005, Section 2.2(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

(e) Reduction of Commitments. The Revolving Loan Commitments is $60,000,000. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Revolving Loan Commitments; provided that (1) each voluntary partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof and (2) the Borrower may not reduce the Revolving Loan Commitments if the Available Revolving Loan Commitment would be less than zero; provided further that the Borrower may terminate the Revolving Loan Commitment if (x) the Borrower pays all Credit Obligations and other amounts owing then owing to the Administrative Agent, the Issuing Bank and any Bank under the Credit Documents and (y) either the Borrower (A) pays to the Administrative Agent an amount equal to the Net Letter of Credit Exposure to be held in the Letter of Credit Collateral Account and applied in accordance with Section 2.3(g) or (B) provides the Issuing Bank with one or more back-up letters of credit, each in form and substance and issued by a financial institution satisfactory to the Issuing Bank in its sole, absolute and unfettered discretion. Any voluntary or mandatory reduction or termination of the Revolving Loan Commitments pursuant to this Section 2.2(e) shall be permanent, with no obligation of the Banks to reinstate such Revolving Loan Commitments, and the facility fees provided for in Section 2.5(a) shall thereafter be computed on the basis of the Revolving Loan Commitments, as so reduced.

Section 6. Section 2.3(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

(d) Cash Collateralization of Letters of Credit. In the event that any Letters of Credit shall be outstanding according to their terms after the Revolving Loan Maturity Date, the Borrower shall either (1) pay to the Administrative Agent an amount equal to the Net Letter of Credit Exposure to be held in the Letter of Credit Collateral Account and applied in accordance with paragraph (g) below or (2) provide the Issuing Bank with one or more back-up letters of credit, each in form and substance and issued by a financial institution satisfactory to the Issuing Bank in its sole, absolute and unfettered discretion; and upon the provision of such cash collateral or back-up letter(s) of credit and the payment of all Credit Obligations and other amounts owing to the Administrative Agent, the Issuing Bank and any Bank under the Credit Documents, then (x) the Administrative Agent shall release all of the other Collateral, in due form and at the Borrower’s cost; (y) the Banks shall be released from their several obligations under Sections 2.3(c)(i) to make Revolving Loan Advances to reimburse drawings under Letters of Credit and under Section 2.3(b) to purchase participating interests in Letters of Credit, and (z) all letter of credit fees accruing after the Revolving Loan Maturity Date shall be for the account of the Issuing Bank.

Section 7. There is hereby added to the Credit Agreement a new Section 2.3(g)(iv), which shall read in its entirety as follows:

(iv) The Borrower agrees that the balance in the Letter of Credit Collateral Account on each date indicated below shall equal the lesser of (A) the Letter of Credit Exposure on such date or (B) the sum of (1) the Prepayment Proceeds relating to any Litigation Proceeds Receipt plus (2) the corresponding amount indicated below:

Date	Minimum Letter of Credit Collateral Account
May 31, 2005	$6,500,000
June 30, 2005	$8,600,000
July 31, 2005	$15,600,000

Section 8. Section 2.5(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks an unused commitment fee of 1.5% per annum on the average daily amount by which (i) the aggregate amount of the Revolving Loan Commitments exceeds (ii) the outstanding principal amount of the Revolving Loan plus the Letter of Credit Exposure. The unused commitment fee shall accrue from the date of this Agreement and be due and payable in arrears on May 31, 2005, on the last day of each month thereafter and on the Revolving Loan Maturity Date.

Section 9. The last sentence of Section 2.5(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

The Borrower shall pay each such letter of credit fee for each Letter of Credit in arrears within ten days after when billed therefor by the Issuing Bank (the first such invoice to be issued as of May 31, 2005 and subsequent invoices to be issued as of the last day of each month thereafter) and upon the Revolving Loan Maturity Date.

Section 10. Section 5.2(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) Monthly and Quarterly Reports. As soon as available and in any event not later than 30 days after the end of each calendar month (including the end of any calendar month which is also the end of a calendar quarter) and 45 days after the end of each calendar quarter, and in each case in form and substance acceptable to the Administrative Agent, (i) a copy of the internally prepared consolidated financial statements of the Borrower for such month or quarter, as the case may be, and for the fiscal year to date period ending on the last day of such month or quarter, including therein the consolidated balance sheets of the Borrower as of the end of such month or quarter and the consolidated statements of income, and cash flows for such month or quarter and for such fiscal year to date period, setting forth the consolidated financial position and results of the Borrower for such month or quarter and fiscal year to date period, all in reasonable detail and duly certified by a Responsible Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles, including those applicable to interim financial reports which permit normal year end adjustments and do not require complete financial notes (it being understood that the monthly financial reports at the end of any calendar quarter may be different than the quarterly financial statements), (ii) a completed Compliance Certificate duly certified by a Responsible Officer of the Borrower, (iii) a completed Contract Status Report duly certified by a Responsible Officer of the Borrower, (iv) an aging of accounts receivable by Restricted Entity, and (v) an aging of accounts payable by Restricted Entity;

Section 11. Section 5.5 of the Credit Agreement is hereby amended to read in its entirety as follows:

(a) Minimum EBITDA. As of the last day of each calendar month indicated below, the Borrower shall have consolidated EBITDA for the indicated period then ending of at least the corresponding amount indicated below:

Period	Minimum EBITDA
Month ending April 30, 2005	$2,000,000
Two months ending May 31, 2005	$4,200,000
Three months ending June 30, 2005	$6,600,000

Compliance with this paragraph (a) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of the Compliance Certificate.

(b) Maximum Credit Obligations to EBITDA Ratio. As of June 30, 2005, the Borrower shall not permit the ratio of (1) the sum of the Revolving Loan, the Swing Line Loan and the Net Letter of Credit Exposure as of such date to (2) the Core Group EBITDA of the Borrower for the preceding four fiscal quarters then ended, to be greater than 2.00 to 1. Compliance with this paragraph (b) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of such Compliance Certificate.

(c) Minimum Interest Coverage Ratio. As of June 30, 2005, the Borrower shall not permit the ratio of (i) the Core Group EBITDA of the Borrower for the preceding four fiscal quarters then ended to (ii) Interest Expense of the Borrower for the preceding four fiscal quarters then ended to be less than 1.20 to 1. Compliance with this paragraph (c) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of such Compliance Certificate.

(d) Minimum Core Group EBITDA. As of the last day of each calendar month indicated below, the Borrower shall have a Core Group EBITDA for the three months then ending of at least the corresponding amount indicated below:

Three Months Ending	Minimum Core Group EBITDA
April 30, 2005	$6,124,000
May 31, 2005	$7,367,000
June 30, 2005	$8,400,000

But each amount specified as “Minimum Core Group EBITDA” above shall be automatically reduced if any Subsidiary which was a member of the Core Group ceases to be a member of the Core Group, starting with the month as of which such Subsidiary sells all or substantially all of its assets, by multiplying such amount by the quotient of (x) the Core Group EBITDA of the continuing members of the Core Group divided by (y) the Core Group EBITDA of such Subsidiary and the continuing members of the Core Group, and upon each such reduction (1) the Borrower shall give notice of the new minimum Core Group EBITDA amounts as part of the Compliance Certificate delivered for such month and (2) the schedule above shall be automatically amended to reflect such reduced amounts (and if another Subsidiary which was a member of the Core Group ceases to be a member of the Core Group, then the same process shall be followed to reduce the minimum Core Group EBITDA, starting with the amended minimum Core Group EBITDA). Compliance with this paragraph (d) shall be determined in the applicable Compliance Certificate based upon the financial reports contained in Schedule A of the Compliance Certificate.

(e) Asset Coverage Ratio. As of the last day of each calendar month, beginning with April 2005, the Borrower shall not permit the ratio of (1) 50% of consolidated Unbonded Accounts Receivable, net of retainage, to the extent not already deducted in the determination of Unbonded Accounts Receivable, to (2) the sum of (i) the Revolving Loan plus (ii) the Letter of Credit Exposure plus (iii) the Swing Line Loan to be less than 1.00 to 1. Compliance with this paragraph (e) shall be determined in a report, duly certified by a Responsible Officer of the Borrower and delivered no later than 30 days after the end of the relevant calendar month.

Section 12. Section 6.1(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

(c) Breach of Covenant. (i) Any breach by the Borrower of any of the covenants contained in Sections 5.1(a) (with respect to the Borrower), 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.13, 5.19 or 5.22; (ii) any breach by the Borrower of the covenant contained in Section 2.3(g)(iv) which remains uncured for 21 days or (iii) any breach by any Credit Party of any other covenants contained in this Agreement, or any other Credit Document and such breach of such other covenant is not cured within 30 days following the earlier of knowledge of such breach by a Responsible Officer of such Credit Party or the receipt of written notice thereof from the Administrative Agent;

Section 13. Refinancing. The Borrower has informed the Administrative Agent and the Banks that the Borrower intends to terminate the Revolving Loan Commitments (including making provision for the Letters of Credit) on or before August 31, 2005. In connection with such goal, the Borrower agrees to (a) deliver to the Administrative Agent (1) by no later than June 15, 2005, a statement duly certified by a Responsible Officer, attesting to the Borrower’s receipt of at least one term sheet from a financial institution or other suitable Person describing such a transaction, and that the same has not been withdrawn, and (2) by no later than July 15, 2005, a copy of a commitment reasonably acceptable to the Administrative Agent, as to form, substance and identity of proposed creditor(s), and accepted by the Borrower, describing such a transaction and providing for its closing no later than August 31, 2005, and (b) by no later than May 31, 2005, engage one or more individuals or entities, each reasonably satisfactory to the Administrative Agent, to

•	Oversee and be responsible for all divestures, including supervising any investment bankers, brokers or other parties engaged to sell Subsidiaries of the Borrower or the substantially all of the assets of any such Subsidiary, including, meeting and negotiating with prospective purchasers, evaluating and recommending favorable transactions to the Board of Directors of the Borrower;

•	Oversee and be responsible for all refinancing efforts, including supervising other parties engaged in the refinancing process, meeting and negotiating with prospective lenders, evaluating and recommending favorable transactions to the Board of Directors of the Borrower; and

•	Immediately develop an alternative course of action in the event that a refinancing is not successful.

The Administrative Agent and the Lenders shall have full and unfettered access to any Person performing any of the functions described above, who shall promptly provide information and analysis as may be requested from time to time, to the extent permitted by any applicable confidentiality agreement between any Restricted Entity and one or more third parties.

Section 14. Vehicle Titles. The Borrower shall deliver, or cause to be delivered, to the Administrative Agent by no later than 30 days after the effectiveness of this Amendment, the original certificates of title to each motor vehicle owned by any Restricted Entity with a depreciated historical cost (determined in accordance with GAAP) of more than $10,000, accompanied by any form necessary to cause the Lien of the Administrative Agent to be noted thereon.

Section 15. Conditions. This Amendment shall not become effective until (a) this Amendment has been executed and delivered by the Borrower and the Majority Banks; (b) the Borrower shall have paid to the Administrative Agent, for the account of each Bank and the Issuing Bank, an amendment fee equal to $315,000 (provided that, if the Borrower terminates the Available Revolving Loan Commitments as provided in Section 2.2(e) of the Credit Agreement before August 31, 2005, then each Bank severally agrees to rebate its share of such amendment fee times the quotient of (A) the number of days between March 31, 2005 and the Revolving Loan Maturity Date divided by (B) 153); (c) the Borrower shall have deposited, or caused to be deposited, in the Letter of Credit Collateral Account an additional $3,000,000 over the amount then required to be in the Letter of Credit Collateral Account on the day of deposit under the Credit Agreement as in effect immediately before the effectiveness of this Amendment; (d) the Borrower shall have paid, to the extent invoiced, all out-of-pocket expenses of the Administrative Agent required to be reimbursed or paid by the Borrower under the Credit Documents, such expenses to include the legal fees of Locke Liddell & Sapp LLP, counsel to the Administrative Agent, and of FTI Consulting, Inc., advisor to such counsel; (e) the Borrower shall have executed and delivered, or caused the appropriate Subsidiary to execute and deliver, to the Administrative Agent such documents as the Administrative Agent may reasonably require to allow amounts due hereunder to be electronically debited from a specified account of such Credit Party as the Borrower may designate (and the Borrower, on behalf of itself or such other Credit Party, as appropriate, hereby authorizes the Administrative Agent to cause the payment of such amounts by electronic funds transfer); (f) the Borrower shall have delivered to the Administrative Agent a certificate of the Secretary or an Assistant Secretary as to the resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment, and (g) the Administrative Agent shall have received such other documents and instruments (including Security Documents) as it may reasonably request; provided, however, that if all of such conditions are not satisfied by 2:00 p.m., Houston time, on May 23, 2005, then this Amendment shall be of no force or effect.

Section 16. Representations True; No Default. The Borrower represents and warrants that the representations and warranties contained in the Credit Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date. The Borrower hereby certifies that, after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

Section 17. Ratification. Except as expressly amended hereby, the Loan Documents shall remain in full force and effect. The Credit Agreement, as hereby amended, and all rights and powers created thereby or thereunder and under the other Credit Documents are in all respects ratified and confirmed and remain in full force and effect.

Section 18. Release. The Borrower, for itself and its successors, assigns, receivers, trustees, shareholders, directors, officers, employees and agents, hereby RELEASES, ACQUITS and FOREVER DISCHARGES the Administrative Agent and each Bank, and each of their respective predecessors, successors, assigns, representatives, officers, directors, employees, attorneys and agents (collectively, the Administrative Agent, the Banks and the above-described Persons receiving a release hereunder are hereinafter referred to as the “Released Parties”), from any and all “Claims,” as that term is defined below, which the Borrower may have against any of the Released Parties that directly or indirectly arise in connection with the Credit Documents, the transactions contemplated thereby, the Credit Obligations, or the servicing or administration of the Credit Obligations, including, but not limited to, Claims:

(a) based upon or arising out of breach of contract, breach of commitment, breach of promise or representation, breach of funding commitment or other commitments or breach of obligations of any kind;

(b) based upon or arising out of tort, violation of law or regulations, unconscionable acts, deceptive trade practices, lack of good faith or fair dealing, lack of commercial reasonableness, or breach of specific relationships, such as a partner, fiduciary, trust or confidential relationship;

(c) based upon or arising out of fraud, dominion, control, alter ego, instrumentality, misrepresentation, negligent misrepresentation, duress, coercion, undue influence, interference, negligence or gross negligence, business interruption or lost profits, slander, libel or damage to reputation;

(d) based upon or arising out of estoppel, promissory estoppel or waiver;

(e) disputing, contesting or objecting to the validity or enforceability of the Credit Obligations or any Credit Document or any claim, rights, remedies, obligations and indebtedness thereunder;

(f) arising out of, connected with, or resulting from usury or penalty or damages therefor, from any advances or loans, or from the contracting for, charging, taking, reserving, collecting or receiving interest in excess of the Highest Lawful Rate;

(g) based upon or arising out of any alleged breach by the Administrative Agent or any Bank of an alleged promise to the Borrower regarding the Credit Obligations or the Credit Documents;

(h) based upon or arising out of any alleged misrepresentation to the Borrower relating to the Credit Obligations or the Credit Documents;

(i) based upon or arising out of any alleged intentional or negligent infliction of mental distress, tortuous interference with contractual relations, tortuous interference with governance or prospective business advantage, or mistake;

(j) based upon or arising out of any negotiations or discussions between the Borrower, on one hand, and the Administrative Agent or any Bank, on the other hand;

(k) based upon or arising out of any act, failure to act, event, omission, transfer, payment or transaction occurring on or before the date hereof; and

(l) for damages, injunctive relief, and attorneys’ fees.

The purpose of this Section is to release Claims. Nothing in this Section is an admission of merit or liability regarding any Claim released herein. In any action, claim, lawsuit or proceeding by the Administrative Agent or any Bank to enforce or interpret this Section, (x) the Borrower shall be obligated and liable to pay the attorneys fees and expenses of the Administrative Agent and the Banks and (y) the Administrative Agent and the Banks, in addition to all other relief, shall be entitled to an award against the Borrower for their attorneys’ fees and expenses, including attorneys’ fees and costs on appeal.

Section 19. Claims. As used herein, “Claims” shall mean any and all claims, counterclaims, demands, actions, causes of actions, suits, debts, costs, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, expenses, obligations and liabilities whatsoever, known or unknown, at law or in equity, irrespective of whether such Claims arise out of contract, tort, violation of laws or regulations or otherwise, which the Borrower or any of its Subsidiaries ever had, now has or hereafter can, shall or may have against any Released Party for, upon, or by reason of any act, event, conduct, omission, matter, cause or thing whatsoever from any time before the date hereof.

Section 20. No Transfer; No Other Claim. The Borrower represents and warrants to the Administrative Agent and each Bank that the Borrower (a) has not assigned or otherwise transferred to any Person any alleged Claim that the Borrower had, has or may have had against any Released Party and (b) is not aware of any events, facts or grounds that provide, or could provide, for any dispute, Claim, action, lawsuit, arbitration or administrative claim of any sort against any Released Party.

Section 21. Definitions and References. Any term used herein that is defined in the Credit Agreement shall have the meaning therein ascribed to it. The terms “Agreement” and “Credit Agreement” as used in the Credit Documents or any other instrument, document or writing furnished to the Administrative Agent or any Bank by the Borrower and referring to the Credit Agreement, shall mean the Credit Agreement as hereby amended.

Section 22. Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Banks, the Administrative Agent and their respective successors, assigns, receivers and trustees (but the Borrower shall not assign its rights hereunder without the express prior written consent of the Majority Banks); (b) may be modified or amended only by a writing signed by the party against whom the same is to be enforced; (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement, and (e) together with the other Credit Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

THE CREDIT DOCUMENTS (INCLUDING THIS AMENDMENT) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ Herbert R. Allen
Name:	Herbert R. Allen
Title:	President & Chief Executive Officer

BANKS:

JPMORGAN CHASE BANK, N.A.,
f/k/a Bank One, N.A.

By:	/s/ Bruce A. Shilcutt
Name:	Bruce A. Shilcutt
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy N. Scheer
Name:	Timothy N. Scheer
Title:	Vice President

BANK OF SCOTLAND

By:	/s/ Amena Nabi
Name:	Amena Nabi
Title:	Assistant Vice President

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Agreement and Fifth Amendment to Credit Agreement]

LaSALLE BANK NATIONAL ASSOCIATION

By:	/s/ David L. Sauerman
Name:	David L. Sauerman
Title:	Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Roger Fruendt
Name:	Roger Fruendt
Title:	Senior Vice President

AMEGY BANK, N.A.,
f/k/a Southwest Bank of Texas, N.A.

By:	/s/ Laif Afseth
Name:	Laif Afseth
Title:	Senior Vice President

CITIBANK TEXAS, N.A.
f/k/a First American Bank SSB Houston

By:	/s/ Dave Martin
Name:	Dave Martin
Title:	Senior Vice President

[Unnumbered signature page to Integrated Electrical Services, Inc.

Agreement and Fifth Amendment to Credit Agreement]

ALLIED IRISH BANK, P.L.C.

By:
Name:
Title:

By:
Name:
Title:

AIB DEBT MANAGEMENT LIMITED

By:
Name:
Title:

By:
Name:
Title:

REGIONS BANK

By:
Name:
Title:

FIRST BANK & TRUST

By:	/s/ Andrew Schmidt
Name:	Andrew Schmidt
Title:	Vice President

[Unnumbered signature page to Integrated Electrical Services, Inc.

Agreement and Fifth Amendment to Credit Agreement]

HIBERNIA NATIONAL BANK

By:	/s/ Tammy Boyd
Name:	Tammy Boyd
Title:	Senior Vice President

RZB FINANCE LLC

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

By:	/s/ Eric Salat
Name:	Eric Salat
Title:	Group Vice President

[Unnumbered signature page to Integrated Electrical Services, Inc.

Agreement and Fifth Amendment to Credit Agreement]